Exhibit 3.28

OPERATING AGREEMENT
OF
DIORAMA SERVICES COMPANY, LLC
(A Delaware Limited Liability Company)

        This OPERATING AGREEMENT (this "Agreement") of Diorama Services Company, LLC (the "Company"), is entered into as of January 6, 2006 by Sally Beauty Company, Inc., a Delaware corporation ("Sally Beauty"), as the sole member (the "Member," and together with any other members who may be admitted in accordance with the terms of this Agreement, the "Members").

W I T N E S S E T H:

        WHEREAS, Sally Beauty desires to form a Delaware limited liability company named Diorama Services Company, LLC (the "Company") under the Delaware Limited Liability Company Act (6 Del. C §§18-101 et. seq.), as amended from time to time (the "Act"); and

        WHEREAS, the Certificate of Formation (the "Certificate") of the Company has been executed and filed in the office of the Secretary of State of the State of Delaware on January 6, 2006.

        NOW, THEREFORE, in consideration of the terms and provisions set forth herein the receipt and sufficiency of which is hereby acknowledged, Sally Beauty hereby agrees as follows:

        SECTION 1. General.

        (a)   Raal Roos is hereby designated as an "authorized person" within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an "authorized person" ceased, and the Member thereupon became the designated "authorized person" and shall continue as the designated "authorized person" within the meaning of the Act.

        (b)   The name of the Company shall be "Diorama Services Company, LLC" until such name is revised with the approval of all of the Member(s). The business of the Company shall be conducted under such name or any other name or names that the Member(s) shall determine from time to time.

        (c)   The address of the registered office of the Company in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent for service of process on the Company at such address shall be The Corporation Trust Company. The registered office or registered agent of the Company may be changed from time to time by the Member(s).

        (d)   The execution of the Certificate by Raal Roos, the filing thereof in the office of the Secretary of State of the State of Delaware and all other actions taken in good faith by the sole organizer of the Company and by the officers of the Company and Sally Beauty in connection with the formation of the Company are hereby ratified, confirmed and approved.

        SECTION 2. Purpose and Powers.

        (a)   The Company is formed for the object and purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, convenient, desirable or incidental to the foregoing, including the ownership of shares of other corporations and interests in other entities.

        (b)   The Company shall have all powers necessary, appropriate or incidental to the accomplishment of its purpose and all other powers conferred upon a limited liability company pursuant to the Act.

        SECTION 3. Management by Member(s)

        (a)   Except as otherwise required by applicable law, the powers of the Company shall at all times be exercised by or under the authority of, and the business and affairs of the Company shall be managed by, or under the direction of, the Member(s). Unless otherwise expressly provided, where the consent or approval of the Member(s) is required, the consent of Member(s) holding a majority of outstanding Company units ("Units") shall constitute such consent or approval (a "Majority Interest").

        (b)   The Member(s) shall be authorized to hire employees and appoint officers of the Company. The officers shall perform such functions and have such authority with respect to the management of the business and affairs of the Company as from time to time delegated by the Member(s).

        SECTION 4. Member(s).

        (a)   The sole Member of the Company initially shall be Sally Beauty. Other persons or entities may be admitted as Members pursuant to the provisions of this Agreement.

        (b)   The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of the Company. A Member is not personally liable for a debt, obligation or liability of the Company solely by reason of being or acting as a Member.

        (c)   The Company shall indemnify, in accordance with and to the full extent now or hereafter permitted by law, any person or entity who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, an action by or in the right of the Company) by reason of the fact that such person or entity is or was a Member or officer of the Company (and the Company may at the discretion of the Member(s) so indemnify a person by reason of the fact that such person is or was an employee of the Company) or is or was serving at the request of the Company as a director, trustee, member, manager, officer, employee or agent of another entity, against any liabilities, expenses (including, without limitation, reasonable attorneys' fees and expenses and any other costs and expenses incurred in connection with defending such action, suit or proceeding), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred by a Member or officer of the Company in defending a civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Member or officer to repay such amount if it shall ultimately be determined that such Member or office is not entitled to be indemnified by the Company under this Section 4(c) or under any other contract or agreement between such Member or officer and the Company. Such employees of the Company serving other entities at the request of the Company may be so paid at the discretion of the Member(s) upon the receipt of the aforesaid undertaking and such terms and conditions, if any, as the Member(s) deems appropriate.

        (d)   Neither a Member nor any of its affiliates, partners, shareholders, directors, managers, officers or employees shall be expressly or impliedly restricted or prohibited by virtue of this Agreement or the relationships created hereby from engaging in other activities or business ventures of any kind or character whatsoever. Each Member and its affiliates, partners, shareholders, directors, managers, officers, and employees shall have the right to conduct, or to possess a direct or indirect ownership interest in, activities and business ventures of every type and description, including, to the greatest extent permitted by law, any activities and business ventures in competition with the Company.

        (e)   Any Member may lend money to the Company or transact business of any kind with the Company, provided that the lending of money or transaction of business is either fair to the Company or authorized or ratified by all the Member(s) of the Company.

        (f)    The admission of additional Members to the Company (by sale of additional Units rather than by the transfer or assignment by existing Member(s) of their existing Units), shall be effective upon the consent of all of the Member(s) (which consent can be granted or withheld in the sole and absolute discretion of each Member), signing of this Agreement by such additional Member(s), appropriate revision of Exhibit A hereto, and, if required by the Act, the filing of an appropriate amendment to the Certificate in the office of the Secretary of State of the State of Delaware. Upon the completion of the foregoing, the new Member(s), without the requirement of any further consent of the other Member(s) but always subject to any requirements imposed by applicable law, shall have the right to exercise all rights and powers of a Member, including, but not limited to the right to participate in the management of the business and affairs of the Company. An assignment or transfer of or all or portion of a Member's Units to a Non-Member or to an existing Member shall be effective upon the consent of all of the Member(s) (which consent can be granted or withheld in the sole and absolute discretion of each Member), signing of this Agreement by such Member taking an interest by assignment or transfer (if such Member was not previously a Member immediately before the foregoing assignment or transfer), appropriate revision of Exhibit A hereto, and, if required by the Act, the filing of an appropriate amendment to the Certificate in the office of the Secretary of the State of Delaware. Upon the completion of the foregoing, the Member taking by assignment or transfer, without the requirement of any further consent of the other Member(s) but always subject to any requirements imposed by applicable law, shall have the right to exercise all rights and powers of a Member, including, but not limited to a Member's right to participate in the management of the business and affairs of the Company.

        (g)   Meetings of Members for any proper purpose may be called at any time by any Member or Members who own a Majority Interest. Members may participate in any meeting through the use of a conference telephone or similar communications equipment by means of which all individuals participating in the meeting can hear each other, and such participation shall constitute presence in person at the meeting. The Company shall give written notice of the date, time, place and purpose of any meeting to all Members at least five days and not more than 60 days prior to the date fixed for the meeting. Notice may be waived by any Member and attendance at any meeting shall be deemed a waiver of notice for such meeting unless the attendance is for the sole purpose of contesting the adequacy of such notice.

        (h)   Any actions required or permitted to be taken at any meeting of Members may be taken by a written consent without a meeting, without prior notice and without a vote. The written consent shall set forth the action so taken and shall be signed by Members having not less than a minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voting. Notice of the taking of action by written consent shall be given to all Members who did not sign the written consent.

        SECTION 5. Units.

        As of the Effective Date, Sally Beauty will contribute $1,000.00 to the capital of the Company in exchange for 100 Units of the Company and such capital contribution will be reflected on Exhibit A hereto. If additional Member(s) are admitted to the Company in accordance with this Agreement, the ownership of Units by such additional Member(s) shall be reflected on Exhibit A hereto. Each Member(s) interest in the Company shall be referred to as its "Membership Interest" and with respect to each Member shall be calculated by taking the Number of Units owned by a Member and dividing that number by the total number of outstanding Units of the Company.

        SECTION 6. Distributions and Allocations.

        (a)   The Company may from time to time distribute to the Member(s) such amounts in cash and other assets as shall be determined by the Member(s). Each such distribution (including liquidating distributions) shall be divided among the Member(s) in proportion to their respective Membership Interest.

        (b)   Subject to any requirements of law, the profits and losses of the Company shall, for both book and tax purposes, be allocated to the Member(s) in proportion to their Membership Interest.

        (c)   The Company is authorized to withhold from distributions to be made to a Member, or with respect to allocations to a Member, and to pay over to a federal, state or local government, any amounts required to be withheld pursuant to the Internal Revenue Code of 1986, as amended (the "Code"), or any provisions of any other federal, state or local law. Any amounts so withheld shall be treated as distributed to such Member pursuant to this Section 6 for all purposes of this Agreement and shall be offset against the net amounts otherwise distributable to such Member. The Company may also withhold from distributions that would otherwise be made to a Member, and apply to the obligations of such Member, any amounts that such Member owes to the Company. In addition, any tax imposed upon the Company resulting from the Membership Interest of any Member shall be treated as a distribution to such Member.

        SECTION 7. Transfers While Single Member LLC.

        Notwithstanding anything to the contrary contained herein, so long as the Company is a sole member limited liability company, the sole Member's Units shall be fully transferable and assignable (in whole or in part), without any restriction whatsoever, other than such restrictions or such requirements as imposed by applicable law, and Exhibit A hereby shall be amended accordingly to reflect the transfer or assignment.

        SECTION 8. Dissolution; Winding Up.

        (a)   The Company shall be dissolved and terminated upon the happening of the first to occur of any of the following events: (i) the approval and adoption of a Certificate of Cancellation by all of the Member(s), (ii) the occurrence of any event required to cause the dissolution of the Company under applicable law or (iii) the expiration of the Outside Term of the Company.

        (b)   Any dissolution of the Company shall be effective as of the date on which the event occurs giving rise to such dissolution, but the Company shall not terminate unless and until all its affairs have been wound up and its assets distributed in accordance with the provisions of the Act.

        (c)   Upon dissolution of the Company, the Company shall continue solely for the purposes of winding up its business and affairs as soon as reasonably practicable. Promptly after the dissolution of the Company, the Member(s) shall accomplish the winding up of the business and affairs of the Company in accordance with the provisions of this Agreement and the Act. In winding up the business and affairs of the Company, the Member(s) may take any and all actions that they determine in their sole discretion to be necessary or desirable, including, but not limited to, any actions relating to (i) causing written notice by registered or certified mail of the Company's intention to dissolve to be mailed to each known creditor of and claimant against the Company, (ii) the payment, settlement or compromise of existing claims against the Company, (iii) the making of reasonably provisions for payment of contingent claims against the Company and (iv) the sale or disposition of the properties and assets of the Company. It is expressly understood and agreed that a reasonable time shall be allowed for the orderly liquidation of assets of the Company and the satisfaction of claims against the Company so as to enable the Member(s) to minimize the losses that may result from liquidation.

        SECTION 9. Tax Matters.

        So long as the Company is a sole member entity, it is intended that for federal income tax purposes its assets be deemed to be owned by the sole Member in accordance with the applicable Treasury Regulations. In the event that the Company has more than one Member, it is intended that the Company shall be treated as a partnership for purposes of United States federal, state and local income tax laws, and the Member(s) further agree not to take any position or make any election, in a tax return or otherwise, inconsistent therewith. So long as the Company is a partnership for federal income tax purposes, Sally Beauty shall be designated as the "tax matters partner" of the Company (the "Tax Matters Member") for purposes of section 6231(a)(7) of the Internal Revenue Code and shall have the power to manage and control, on behalf of the Company, any administrative proceeding at the Company level with the Internal Revenue Service relating to the determination of any item of Company income, gain, loss, deduction or credit for federal income tax purposes.

        SECTION 10. Miscellaneous.

        (a)   The terms and provisions set forth in this Agreement may be amended, and compliance with any term or provision set forth herein may be waived, only by a written instrument executed by each Member. No failure or delay on the part of any Member in exercising any right, power or privilege granted hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege granted hereunder.

        (b)   Subject to the provisions of Section 4(f) and 7, this Agreement shall be binding upon and inure to the benefit of the Member(s) and their respective heirs, representatives, successors and assigns.

        (c)   This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to any conflicts of law principles that would require the application of the laws of any other jurisdiction.

        (d)   In the event that any provision contained in this Agreement shall be held to be invalid, illegal or unenforceable for any reason, the invalidity, illegality or unenforceability thereof shall not affect any other provision hereof.

        (e)   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, Sally Beauty Company, Inc. has caused this Agreement to be duly executed on the date first above written.

SALLY BEAUTY COMPANY, INC.
By:	/s/ Gary Winterhalter
Name:	Gary Winterhalter
Title:	President